Prospect Energy Corporation Makes Initial Senior Secured Debt Investment in Conquest Cherokee LLC

NEW YORK, NY -- 05/09/2006 -- Prospect Energy Corporation (NASDAQ: PSEC) ("Prospect") announced today that it has made an initial $3.5 million senior secured debt investment in Conquest Cherokee LLC ("Conquest"), an oil and gas company based in Nashville, Tennessee, and Independence, Kansas.

Conquest focuses on shallow coalbed methane ("CBM") production in the Cherokee Basin in Southeastern Kansas, including Wilson, Montgomery, Neosho, Labette, and Chautauqua counties. Conquest has a proprietary software mapping and database system allowing it to select drilling targets throughout the Cherokee Basin.

Prospect's investment, secured by existing wells, infrastructure, and acreage, is being deployed for development drilling. Third party junior equity is also being invested. Prospect is receiving an overriding royalty interest in Conquest's properties in conjunction with Prospect's debt instrument. Prospect's investment is expected to grow as Conquest's drilling and acquisition activities increase.

Conquest is led by Phil Hayden, Terry Carroll, and Jack Gilbert. Mr. Hayden, a former bank president with 34 years of experience, helped found Gastar Exploration, Ltd., a publicly traded oil and gas company. Mr. Carroll is the former Chief Executive Officer of United States Exploration, Inc., a previously publicly traded company. He has operated in the oil and gas business in Kansas and Oklahoma for more than 20 years. Mr. Gilbert is the former Director of Business Development of Harpeth Capital, an investment banking company, and he has founded and led several companies in his career.

"The professionals at Prospect are deeply experienced in resource-based investing, and they bring value beyond capital to the relationship," said Gilbert.

"The Conquest investment marks our fourth oil and gas investment and our first investment in the Cherokee Basin," said David Belzer, a senior investment professional with Prospect Capital Management. "Development drilling is an ideal marriage with our capital. We look forward to growing our investment relationship with the experienced team at Conquest."

ABOUT PROSPECT ENERGY CORPORATION

Prospect Energy Corporation (www.prospectenergy.com) is a closed-end investment company that lends to and invests in energy-related businesses. Prospect Energy's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Energy has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Energy could have a material adverse effect on Prospect Energy and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Prospect Energy Corporation
John Barry
Chairman and Chief Executive Officer
jbarry@prospectstreet.com

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-0702